Exhibit 5.2

[Latham & Watkins LLP Letterhead]

August 22, 2005

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92081

Re:	$ 100,000,000 5.25% Senior Unsecured Notes Due September 1, 2015

Ladies and Gentlemen:

We have acted as special counsel Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the issuance of up to $100,000,000 aggregate principal amount of 5.25% Senior Unsecured Notes due September 1, 2015 (the “Securities), under the Indenture dated as of April 6, 2001 between the Company and The Bank of New York Trust Company, N.A. f/k/a The Bank of New York, as trustee (the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2003 (Registration No. 333-106250), as amended to date (the “Registration Statement”) and a prospectus supplement dated August 17, 2005 (the “Prospectus Supplement”) and a related prospectus dated January 13, 2004 (together with the Prospectus Supplement, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Venable LLP separately provided to you, and we express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Securities, when duly executed, issued and authenticated in accordance with

August 22, 2005

the terms of the Indenture and delivered on behalf of the Company against payment therefor, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion rendered in the paragraph above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) restrictions upon non-written modifications and waivers; and (v) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in the Indenture; (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; or (c) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

With your consent, we have assumed for purposes of the opinion that (i) each of the parties to the Indenture and the Securities (collectively, the “Operative Documents”) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties other than the Company to the Operative Documents, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the status of the Operative Documents as legally valid and binding obligations of the respective parties thereto is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP